Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tabula Rasa HealthCare, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-220965) on Form S-3 and Registration Statements (Nos. 333-216674 and 333-214025) on Form S-8 of Tabula Rasa HealthCare, Inc. of our report dated March 14, 2018, with respect to the consolidated balance sheets of Tabula Rasa HealthCare, Inc. and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule II (collectively, the “consolidated financial statements”), which report appears in the December 31, 2017 annual report on Form 10-K of Tabula Rasa HealthCare, Inc.  Our report on the consolidated financial statements refers to a change in the accounting for excess tax benefits from share-based payment transactions.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 14, 2018